Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and between Employers Holdings, Inc., a Nevada corporation (the “Company”) and William E. Yocke (the “Employee”) is entered into as of the 17th day of December, 2008, effective as of January 1, 2009 (the “Effective Date”).

RECITALS

A. The Employee has knowledge and experience applicable to the position of Executive Vice President and Chief Financial Officer.

B. The Company desires to continue to employ the Employee to perform certain services for the Company, its parent, if any, and their respective subsidiaries and affiliates (the “Company Affiliates”), as may be required or requested of the Employee in his position as Executive Vice President and Chief Financial Officer, and the Employee desires to continue to be so employed by the Company and to perform such services for the Company and the Company Affiliates.

In consideration of the premises above and mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

TERMS

1.	Employment.

The Company agrees to continue to employ the Employee and the Employee accepts such continued employment upon the terms and conditions specified herein. The Employee agrees to continue to devote substantially all of his time and effort during working hours in the performance of the duties called for herein and agrees that any other non-employment related duties (i.e., industry related groups, service on boards, etc.) will not be allowed to materially interfere with the performance of the duties called for herein.

2.	Term.

The term of this Agreement shall commence on the Effective Date, and continue for three (3) years (the “Initial Term”), until December 31, 2011, and, thereafter, shall automatically renew for successive two (2) year periods (each, an “Additional Term;” the Initial Term and any Additional Terms, collectively the “Term”), unless either party gives written notice to the other no later than six (6) months prior to expiration of the Initial Term or any Additional Term, as applicable, of an intent not to renew this Agreement; subject, however to earlier termination of the Employee's employment with the Company in accordance with this Agreement (the “Termination Date”).  The expiration of this Agreement at the end of the Term, in and of itself, shall not constitute, nor be construed or interpreted as, a termination of the Employee's employment that would make him eligible for benefits or payments under Section 7 below.  This Agreement shall expire upon the termination of the Employee's employment for any reason, subject to the provisions of subsection 10(h) below.

3.	Services and Duties.

The Employee shall continue to serve as Executive Vice President and Chief Financial Officer and shall perform such duties as may be assigned by the Chief Executive Officer from time to time.  At the request of the Board of Directors of the Company (the “Board”), the Employee shall also serve as a director of the Company and/or one or more of the Company Affiliates at no additional compensation.  The Employee agrees that upon the termination of his employment with the Company, he shall resign from the Board and any and all boards of the Company Affiliates effective on the Termination Date.

4.	Compensation and Benefits.

(a)
During the term of this Agreement, the Company shall pay to the Employee an annual salary of not less than $365,000 (“Base Salary”), which amount shall be paid according to the Company’s regular payroll practices. The Company agrees to review the Base Salary on an annual basis and adjust the salary to comply with the executive compensation policy in effect at the time of the review.  Any increase made to the annual salary will establish the new Base Salary for the Employee.  All payments made pursuant to this Agreement, including but not limited to this subsection 4(a), shall be reduced by and subject to withholding for all federal, state, and local taxes and any other withholding required by applicable laws and regulations.

(b)
The Company will provide an annual incentive (the “Annual Incentive”) to the Employee during the Term based on the Employee’s and the Company’s performance, as determined by the Board (or a committee thereof) in its sole discretion.  In this regard, the Board (or a committee thereof) shall set an annual incentive target of not less than fifty-five percent (55%) of Base Salary, and the Annual Incentive shall be paid in accordance with the Company’s regular practice for its senior officers, as in effect from time to time. To the extent not duplicative of the specific benefits provided herein, the Employee shall be eligible to participate in all incentive compensation, retirement, supplemental retirement, and deferred compensation plans, policies and arrangements that are provided generally to other senior officers of the Company at a level (in terms of the amount and types of benefits and incentive compensation that the Employee has the opportunity to receive and the terms thereof) determined in the sole discretion of the Board (or a committee thereof).

(c)
The Employee agrees that the amounts payable and benefits provided under this Agreement, including but not limited to any amounts payable or benefits provided under this Section 4 and Section 7 constitute good, valuable and separate consideration for the non-competition, assignment and release of liability provisions contained herein. The Employee acknowledges that he is aware of the effect of the non-competition, assignment and release of liability provisions contained herein. The Employee acknowledges that he is aware of the effect of the non-competition, assignment and release of liability provisions contained herein and agrees that the amounts payable and benefits provided under this Agreement, including but not limited to the amounts payable and benefits provided under this Section 4 and Section 7, if any, constitute sufficient consideration for his agreement to these provisions.

(d)
In addition to the compensation called for in this Agreement, the Employee shall be entitled to receive any and all employee benefits and perquisites generally provided from time to time to other similarly situated officers of the Company as well as the benefits and perquisites listed on “Exhibit A” attached hereto and incorporated herein by this reference.

5.	Insurance.

The Employee agrees to submit to a physical examination at a reasonable time as requested by the Company for the purpose of the Company’s obtaining life insurance on the life of the Employee for the benefit of the Company; provided, however, that the Company shall bear the costs for such examinations and shall pay all premiums on any life insurance obtained as a result of such examinations.  The Employee further agrees to submit to drug testing in accordance with the Company's policies and procedures.

6.	Termination.

(a)	The Company, at any time, may terminate this Agreement and the Employee's employment immediately for “Cause”. Cause is defined as:

(i)	A material breach of this Agreement by the Employee;

(ii)	Failure or inability of the Employee to obtain or maintain any required licenses or certificates;

(iii)
Willful violation by the Employee of any law, rule or regulation, including but not limited to any material insurance law or regulation, which violation may, as determined by the Company, adversely affect the ability of the Employee to perform his duties hereunder or may subject the Company to liability or negative publicity; or

(iv)	Conviction or commission of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude.

(b)
The Employee may terminate this Agreement and his employment with the Company immediately for “Good Reason,” which shall mean the occurrence of any of the following events with respect to which the Employee has notified the Company of the existence thereof within no more than ninety (90) days of the initial existence thereof and which is not cured by the Company within thirty (30) days of the Company’s receipt of written notice from the Employee of the events alleged to constitute such Good Reason:

(i)	A material diminution in the Employee’s base compensation;

(ii)	A material diminution in the Employee’s authority, duties or responsibilities; or

(iii)	Any other action or inaction that constitutes a material breach by the Company of this Agreement (as may be amended from time to time).

(c)
The Company may also terminate this Agreement and the Employee's employment upon the occurrence of one or more of the following events or reasons, subject to applicable law (or, in the case of subsection 6(c)(i) below, termination of this Agreement and the Employee's employment will be automatic):

(i)	Death of the Employee;

(ii)
The Employee is deemed to be disabled in accordance with the policies of the Company or the law or if the Employee is unable to perform the essential job functions of the Employee’s position with the Company, with or without reasonable accommodation, for a period of more than 100 business days in any 120 consecutive business day period. The Employee is entitled to any and all short term or long term disability programs, like any other employee, in accordance with the terms of such programs and the policies of the Company; or

(iii)	At any time for any other reason or no reason in the sole and absolute discretion of the Company.

7.	Payments Upon Termination.

(a)
Qualifying Termination and Severance Pay.  If the Company terminates the Employee's employment prior to the expiration of the Term but other than during the CIC Period (as defined below) for any reason other than as specified above in subsection 6(a) for Cause, subsection 6(c)(i) by reason of the death of the Employee, or subsection 6(c)(ii) for disability, or if the Employee terminates his employment for Good Reason pursuant to subsection 6(b), the Employee shall receive the following severance pay (the “Severance Pay”):

(i)
In lieu of any further salary payments to the Employee for periods subsequent to the Termination Date and in lieu of any severance benefit otherwise payable to the Employee, an amount equal to one and one half (1 ½) times Base Salary, payable in equal bi-weekly installments on the Company’s regular payroll dates as in effect on such Termination Date, for eighteen (18) months following the Termination Date, commencing with the payroll date applicable to the first full payroll period following the Termination Date; provided, however, that such payments shall be delayed to the extent required under Section 25 below.  The payments shall be subject to normal payroll deductions.

(ii)
Continuation of the medical, dental and vision insurance coverage in effect on the Termination Date for a period of eighteen (18) months following the Termination Date with the Company paying the employer portion of the premium and the Employee paying the employee portion, including dependents if applicable, of the premium during such eighteen (18) month period, provided that the Employee elects to continue such insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”). The Employee is solely responsible for taking the actions necessary to exercise his rights under COBRA for the insurance coverage the Employee has in effect, including coverage for dependents if applicable, on the Termination Date.

(b)
Severance Pay as Liquidated Damages.  The parties agree, in the event of a material breach of this Agreement by the Company with respect to which the Employee has given notice and that is not cured, in either case, in accordance with subsection 6(b), following which the Employee terminates his employment for Good Reason, that actual damages are speculative and that the amount of the Severance Pay or, if applicable, the CIC Severance Pay (as defined below) set forth herein is liquidated damages and is a reasonable estimate of what damages would be for a material breach of this Agreement.

(c)
Conditions to Severance Pay or CIC Severance Pay.  The Employee agrees and acknowledges that the following must be satisfied by the Employee before he is entitled to the Severance Pay or, if applicable, the CIC Severance Pay provided for herein:

(i)
That the Employee returns any and all equipment, software, data, property and information of the Company and the Company Affiliates, including documents and records or copies thereof relating in any way to any proprietary information of the Company or any of the Company Affiliates whether prepared by the Employee or any other person or entity.  That the Employee further agrees that he shall not retain any proprietary information of the Company or any of the Company Affiliates after the Termination Date;

(ii)
That the Employee executes a Global Release of Liability, in a form to be determined by the Company in its sole discretion, which releases the Company and the Company Affiliates from liability for any and all claims, complaints and causes of action, whether based in law or equity, arising from, related to or associated with the Employee’s employment by the Company or under this Agreement and that such release has become effective and non-revocable.  That the Employee further acknowledges and agrees that he has not made and will not make any assignment of any claim, cause or right of action, or any right of any kind whatsoever, arising from, related to or associated with the employment of the Employee by the Company; and

(iii)	That the Employee reaffirms the covenants contained herein, in writing, including, but not limited to, the covenants set forth in Section 10.

Notwithstanding anything in this Agreement to the contrary, in any case where the first and last days of the applicable release and nonrevocability periods provided for in the Global Release of Liability (the “Applicable Release Period”) are in two separate taxable years, any payments required to be made to the Employee under this Agreement that are treated as deferred compensation for purposes of Section 409A (as defined below) shall be made in the later taxable year, as soon as practicable, but in no event later than thirty (30) days following the conclusion of the Applicable Release Period.

(d)
Voluntary Termination by the Employee.  The Employee may terminate his employment and this Agreement for reasons other than those identified in subsection 6(b) upon not less than sixty (60) days prior written notice.  If the Employee terminates his employment and this Agreement pursuant to this subsection 7(d), he shall be entitled only to the following:

(i)	Any unpaid salary through the Termination Date; and

(ii)	Payment for any accrued and unused vacation as of the Termination Date.

(e)
Qualifying Change in Control Termination.  If, before the expiration of the Term, the Company terminates the Employee's employment within the period commencing six (6) months prior to and ending eighteen (18) months following a Change in Control (as defined below), such period referred to herein as the “CIC Period,” for any reason other than as specified above in subsection 6(a) for Cause, subsection 6(c)(i) for the death of the Employee, or subsection 6(c)(ii) for disability, or if the Employee terminates his employment and this Agreement for Good Reason pursuant to subsection 6(b), the Employee shall receive the severance pay set forth in subsections (i) and (ii) below (the “CIC Severance Pay”), provided that if the Employee’s employment is terminated during the six (6) month period prior to a Change in Control, the Employee shall be entitled to CIC Severance Pay only if such termination (x) was by the Company other than for Cause but at the request or direction of any person that has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (y) was by the Employee for Good Reason and the circumstance or event that constitutes Good Reason occurred at the request or direction of such person or (z) was by the Company without Cause and the Employee reasonably demonstrates that such termination was otherwise in connection with or in anticipation of a Change in Control; and if the Employee is not entitled to CIC Severance Pay hereunder, then the Employee's termination of employment will not be deemed to have occurred during the CIC Period for purposes of subsection 7(a):

(i)
In lieu of any further salary payments to the Employee for periods subsequent to the Termination Date and in lieu of any severance benefit otherwise payable to the Employee, a lump sum cash payment equal to two (2) times the sum of (A) Base Salary and (B) the average of the annual bonus amounts earned by the Employee for the three (3) years preceding the year in which the Change in Control occurs; provided, however, that if the Termination Date occurs prior to January 1, 2010, then (B) shall instead be the average of the annual bonus amounts earned by the Employee in 2007 and 2008.  Such payment shall be made as soon as practicable (but in no event later than sixty (60) days) following the Termination Date; provided, however, that such payments shall be delayed to the extent required under Section 25 below; and

(ii)
Continuation of the medical, dental and vision insurance coverage in effect on the Employee's Termination Date for a period of eighteen (18) months following the Termination Date with the Company paying the employer portion of the premium and the Employee paying the employee portion, including dependents if applicable, of the premium during such eighteen (18)-month period, provided that the Employee elects to continue such insurance coverage under COBRA. The Employee is solely responsible for taking the actions necessary to exercise his rights under COBRA for the insurance coverage the Employee has in effect, including coverage for dependents if applicable, on the Termination Date.

(f)
Definition of Change in Control.  For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)
Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; or

(ii)
Any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or

(iii)
A majority of members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iv)
Any one person or group acquires (or has acquired during the immediately preceding twelve (12)-month period ending on the date of the most recent acquisition) assets of the Company with an aggregate gross fair market value of not less than forty percent (40%) of the aggregate gross fair market value of the assets of the Company immediately prior to such acquisition.  For this purpose, gross fair market value shall mean the fair value of the affected assets determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, (1) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (2) a “Change in Control” shall not be deemed to have occurred as result of any secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission.  The Board shall determine whether a Change in Control has occurred hereunder in a manner consistent with the provisions of Section 409A.

(g)
No Duplication of Payments or Benefits.  Notwithstanding any provision of this Agreement to the contrary, the Employee shall not be eligible to receive any payments or benefits under both subsections 7(a) and 7(e); but rather, to the extent the conditions set forth in subsection 7(a) and subsection 7(e) are satisfied, the Employee shall be eligible to receive benefits under only subsection 7(e).

(h)	Golden Parachute (Section 280G) Excise Taxes.

(i)
Subject to subsection 7(h)(ii) below, if it is determined that any payment or benefit received or to be received by the Employee, whether pursuant to this Agreement or otherwise (the “Severance Payments”), is a “parachute payment” within the meaning of section 280G of the Internal Revenue Code (the “Code”) (all such payments and benefits, including the Severance Payments as applicable, but excluding the Gross-Up Payment (as defined below) being hereinafter called “Total Payments”) that will be subject (in whole or part) to the tax imposed under section 4999 of the Code (the “Excise Tax”), then the Company shall pay to the Employee on or as soon as practicable following the day on which the Excise Tax is remitted by the Employee (but not later than the end of the taxable year following the year in which the Excise Tax is incurred and subject to the provisions set forth in Section 25 below, including if applicable, the Six Month Delay (as defined in such section)) an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

(ii)
In the event that the amount of the Total Payments does not exceed 110% of the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax (the “Safe Harbor”), the non-cash portion of the Total Payments shall first be reduced (if necessary, to zero), and the cash portion of the Total Payments shall thereafter be reduced (if necessary, to zero) so that the amount of the Total Payments is equal to the Safe Harbor.

(iii)
For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) selected by the Board in existence immediately prior to the Change in Control, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, including by reason of section 280G(b)(4)(A) of the Code, (B) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clause (A)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions by reason of section 280G of the Code, in the opinion of Tax Counsel, and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.  If the Employee disputes the Company's calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail.

(iv)
If the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code.  If the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Employee with respect to such excess) at the time that the amount of such excess is finally determined.

(v)
The Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.  The Company also shall pay to the Employee all legal fees and expenses incurred by the Employee in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within sixty (60) business days after delivery of the Employee's written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require (but in no event shall any such payment be made after the end of the calendar year following the calendar year in which the expenses were incurred), provided that no such payment shall be made in respect of fees or expenses incurred by the Employee after the later of the tenth (10th) anniversary of the effective date of the Employee's termination with the Company or the Employee's death and, provided further, that, upon the Employee’s “separation from service” (as such term is defined under Section 409A) with the Company, in no event shall any additional such payments be made prior to the date that is six (6) months after the date of the Employee’s “separation from service” to the extent such payment delay is required under section 409A(a)(2)(B) of the Code.

8.	Licensing.

The Employee has obtained and possesses, or will obtain and possess, and will maintain throughout the Term hereof, all licenses, approvals, permits, and authorization (the “Licenses”) necessary to perform the Employee’s duties hereunder (if any).  Any costs, attorneys’ fees, investigation fees or other expenses incurred in connection with obtaining or maintaining such Licenses shall be borne by the Company, provided that payment of such fees or costs by the Company shall be made no later than the end of the year following the year in which the expenses were incurred.  The Employee warrants that the Employee is fully eligible, under all standards and requirements, to obtain, possess, and maintain such Licenses and that the Employee will commit no acts during the Term hereof that would jeopardize or eliminate the Employee’s ability to possess or maintain such Licenses.

9.	Rules and Regulations.

The Employee shall observe, enforce, and comply with the policies, philosophies, strategies, rules, and regulations of the Company, as they may be promulgated and/or modified from time to time, and shall carry out and perform the orders, directions, and policies of the Company, as they may be stated and/or amended from time to time, either orally or in writing.  A violation of this Section 9 by the Employee is a material breach of this Agreement.

10.	Restrictive Covenants.

In consideration of the amounts payable and benefits provided under Section 4, and, if applicable, Section 7 and subsection 10(a), the other compensation paid hereunder, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree to the following provisions of this Section 10:

(a)
Non-Competition. The Employee understands and agrees that the Company and the Company Affiliates do business throughout the State of Nevada and other states.  The Employee further understands and agrees that he is a high ranking officer of the Company and will have access to confidential and trade secret information and goodwill of the Company and the Company Affiliates that will allow the Employee to unfairly compete with the Company and the Company Affiliates justifying this restriction.  If the Employee's employment is terminated (by either the Employee or the Company), during the Term, for any reason other than as specified above in subsection 6(c)(i) by reason of the death of the Employee, or subsection 6(c)(ii) for disability, then for a period of eighteen (18) months commencing on the Termination Date, the Employee agrees that, without the written permission of the Company, he will not engage (whether as owner, partner, controlling stockholder, controlling investor, employee, adviser, consultant, or otherwise) in any business that is in direct competition with the business being conducted by the Company or any of the Company Affiliates as of the Termination Date, in Nevada or in any other state in which the Company is conducting such business (the “Non-Compete Area”) as of the Termination Date.

(b)
Non-Solicitation. Without limiting the generality of the foregoing, the Employee agrees that for a period of eighteen (18) months following the Employee's termination of employment (for any reason, by either the Employee or the Employer), he will not, without the prior written consent of the Company, directly or indirectly solicit or attempt to solicit, within the Non-Compete Area, any business from any person or entity that the Company or any of the Company Affiliates called upon, solicited, or conducted business with as of such termination date, any persons or entities that have been customers of the Company or any of the Company Affiliates or recruit any person who has been or is an employee of the Company or any of the Company Affiliates, during the preceding one (1)-year period from such termination date.  In addition, the Employee agrees that he shall not directly or indirectly solicit or encourage any employee of the Company or any of the Company Affiliates to go to work for or with the Employee for a period of one (1)-year following such termination date.

(c)
In the event the Employee violates subsection 10(a) or 10(b), the applicable period of time during which the respective restriction applies will automatically be extended for the period of time from which the Employee began such violation until he permanently ceases such violation.  If any provision of this covenant is invalid in whole or in part, it will be limited, whether as to time, area covered, or otherwise as and to the extent required for its validity under the applicable law and as so limited, will be enforceable.

(d)
Confidential Information. The Employee acknowledges that he has had or will have access to the  confidential information of the Company and the Company Affiliates (including, but not limited to, records regarding sales, price and cost information, marketing plans, customer names, customer lists, sales techniques, distribution plans or procedures, and other material relating to the business conducted by the Company and the Company Affiliates), proprietary, or trade secret information (the “Confidential Information”), and agrees never to use the Confidential Information other than for the sole benefit of the Company and the

Company Affiliates and further agrees to never disclose such Confidential Information (except as may be required by regulatory authorities or as may be required by law) to any entity or person that is not an officer or employee of the Company or a Company Affiliate at the time of such disclosure (unless at such time such Confidential Information is subject to a policy of the Company or a Company Affiliate restricting disclosure to non-officers), in which case disclosure shall be limited solely to officers of the Company or the applicable Company Affiliate at the time of such disclosure, without the prior written consent of the Company.  The Employee further acknowledges that this covenant to maintain Confidential Information is necessary to protect the goodwill and proprietary interests of the Company and the Company Affiliates and the restriction against the disclosure of Confidential Information is reasonable in light of the consideration and other value the Employee has received or will receive pursuant to this Agreement and otherwise pursuant to his employment by the Company.

(e)
From and following the Employee's termination of employment, the Employee agrees to cooperate with the Company and the Company Affiliates in any litigation, administrative proceeding, investigation or audit involving any matters with which the Employee has knowledge of from his employment with the Company.  The Company shall reimburse the Employee for reasonable expenses, including reasonable compensation for services rendered at his hourly rate of compensation as of such termination date, incurred in providing such assistance and approved by the Company.  The Company shall reimburse the Employee for such expenses incurred in accordance with the policies and procedures of the Company, but in no event no later than the end of the year following the year in which the expenses were incurred.

(f)
In the event of a violation of this Section 10, the Company and the Company Affiliates shall be entitled to any form of relief at law or equity, and the parties agree and acknowledge that injunctive relief is an appropriate, but not exclusive, remedy to enforce the provisions hereof.  The existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense of the Company’s enforcement of the covenants set forth in this Section 10.  The Employee hereby submits to the jurisdiction of the courts of the State of Nevada and federal courts therein for the purposes of any actions or proceedings instituted by the Company to enforce its rights under this Agreement, to seek money damages or seek injunctive relief.  The Employee further acknowledges and agrees (i) that the obligations contained in Section 10 of this Agreement are necessary to protect the interests of the Company and the Company Affiliates, (ii) that the restrictions contained herein are fair, do not unreasonably restrict the Employee's further employment and business opportunities, and are commensurate with the compensation arrangements set out in this Agreement and (iii) that such compensation arrangements constitute separate consideration for the obligations set forth in this Section 10.  The covenants contained in Section 10 shall each be construed as an agreement independent of any other provisions of this Agreement.  Both parties intend to make the covenants of Section 10 binding only to the extent that it may be lawfully done under existing applicable laws.  If a court of competent jurisdiction decides any part of any covenant is overly broad, thereby making the covenant unenforceable, the parties agree that such court shall substitute a reasonable, judicially enforceable limitation in place of the offensive part of the covenant and as so modified the covenant shall be as fully enforceable as set forth herein by the parties themselves in the modified form.

(g)
The Employee acknowledges that it is possible that the corporate structure of the Company could change during the term of this Agreement.  The Employee hereby acknowledges and affirms that the Company may assign its rights under this Agreement, including but not limited to its rights to enforce the covenants set forth in subsections 10(a), 10(b) and 10(c), to a third-party without the approval of or additional consideration to the Employee.  The Employee acknowledges and agrees that the consideration called for herein is good and sufficient consideration for the Company's right to assign its rights under this Agreement.

(h)
 Subsections 10(a) through (g), inclusive, of this Agreement shall survive either termination of the employment relationship and/or termination of this Agreement for the full period set forth in subsections 10(a) through (g), inclusive.

11.	Work for Hire.

The Employee agrees that any work, invention, idea or report that he produces or that results from or is suggested by the work the Employee does on behalf of the Company or any of the Company Affiliates is “work for hire” (hereinafter referred to as “Work”) and will be the sole property of the Company.  The Employee agrees to sign any documents, during or after employment that the Company deems necessary to confirm its ownership of the Work, and the Employee agrees to cooperate with the Company to allow the Company to take advantage of its ownership of such Work.

12.	Assignment of Agreement.

The Employee agrees that his services are unique and personal and that, accordingly, the Employee may not assign his rights or delegate his duties or obligations under this Agreement. The Company may assign its rights, duties, and obligations under this Agreement to any successor to its business.  This Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns.

13.	Indemnification of the Employee.

The Company shall indemnify the Employee and hold him harmless for acts or decisions made by him in good faith while performing services for the Company or any of the Company Affiliates to the maximum extent allowed by law.  The Company shall also use its reasonable efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during Term covering the officers and directors of the Company against lawsuits, subject to the business judgment of the Board.  The Company shall pay all expenses, including attorneys’ fees of an attorney selected and retained by the Company to represent the Employee, actually and necessarily incurred by the Employee in connection with the defense of such act, suit, or proceeding and in connection with any related appeal, including the cost of court settlements, provided that, to the extent required by Section 409A, any such payment by the Company shall be made no later than the end of the year following the year in which the expenses were incurred.

14.	Notices.

Any notice, document, or other communication (hereinafter “Notice”) which either party may be required or may desire to give to the other party shall be in writing, and any such notice may be given or delivered personally or by mail or facsimile.  Any such notices given or delivered personally shall be given or delivered by hand to an officer of the entity to which they are being given or delivered or the individual, as the case may be, and shall be deemed given or delivered when so given or delivered by hand.  Any such notices given or delivered by facsimile will be deemed given or delivered upon receipt by the sender of a successful facsimile transmission to the facsimile number below, and any such notices given or delivered by mail shall be deemed given or delivered three (3) days after it is deposited in the U.S. mail, certified or registered mail, return receipt requested, with all postage and fees prepaid, addressed to the person or entity in question as follows:

If to the Employee:

William E. Yocke

To the address (or facsimile number, if applicable) on record with the Company

If to the Company:

Chief Executive Officer
Employers Holdings, Inc.
10375 Professional Circle
Reno,  Nevada  89521-4802
Fax:  (775) 886-5499

or, in either case, to such other address as either party may have previously notified the other pursuant to the provisions of this Section 14.

15.	Severability.

In the event that any provision hereof shall be declared by a court of competent jurisdiction to be void or voidable as contrary to law or public policy, such declaration shall not affect the continuing validity or enforceability of any other provisions hereof insofar as it may be reasonable and practicable to continue to enforce such other provision in the absence of the provision which shall have been declared to be void and voidable.

16.	Remedy for Breach.

Both parties recognize that the services to be performed by the Employee are special and unique.  The Company will have the right to seek and obtain damages and any available equitable remedies for the Employee’s breach of this Agreement.  The Employee's remedy for any breach of this Agreement is strictly limited to the Severance Pay or CIC Severance Pay, as the case may be, called for herein.

17.	Mitigation of Damages.

The Employee shall not be required to mitigate damages or the amount of any payment provided under this Agreement by obtaining other employment or otherwise after the termination of employment hereunder, and any amounts earned by the Employee, whether from self-employment or other employment shall not reduce the amount of any Severance Pay or CIC Severance Pay, as the case may be, called for herein.

18.	Attorneys' Fees and Costs.

In any claim or dispute between the parties arising out of or associated with this Agreement or the breach hereof or otherwise arising out of or associated with the Employee’s employment by the Company, the prevailing party shall be entitled to recover all reasonable attorneys' fees, expenses, and costs thereof or associated therewith, provided that, to the extent required by Section 409A, any such payment by the Company shall be made no later than the end of the year following the year in which such fees, expenses and costs were incurred.  The term “prevailing party” means the party obtaining substantially the relief sought via litigation or through an action in arbitration.

19.	Integration, Amendment, and Waiver.

This Agreement and such other written agreements referenced in this Agreement, constitute the entire agreement between the parties pertaining to the subject matter contained in it except as expressly provided herein, and supersedes all prior agreements, representations, assurances, and understandings of the parties, including any prior employment agreements.  No amendment of, addition to, or modification of this Agreement shall be binding unless executed in writing by the parties.  Any term or provision of this Agreement may be waived in a signed writing at any time by the party that is entitled to the benefit thereof, provided, however, that any waiver shall apply only to the specific event or omission waived and shall not constitute a continuing waiver.  Any term or provision of this Agreement may be amended or supplemented at any time by a written instrument executed by all the parties hereto.

20.	Captions.

The captions and section headings of this Agreement are for convenience and reference only, and shall have no effect on the interpretation or construction of this Agreement.

21.	Applicable Law.

The substantive laws of the State of Nevada shall govern the validity, construction, interpretation, performance, and effect of this Agreement.

22.	Arbitration.

Any controversy, cause of action or claim related to or arising out of or in connection with the Employee’s employment with the Company, including but not limited to termination of such employment or under this Agreement, other than an action to enforce the provisions of Section 10 herein or the breach thereof, shall be settled by arbitration according to the rules of the American Arbitration Association applicable to disputes arising in Nevada and under Nevada law.  Any party to the arbitration may enter judgment upon the award rendered by the arbitrator in any court having jurisdiction thereof.  The arbitrator shall not be entitled to amend or alter the terms of this Agreement.  Notwithstanding this Section 22, the Company shall be entitled to seek any available equitable remedy for enforcement of provisions of this Agreement.

23.	Authorization.

The Company and the Employee, individually and severally, represent and warrant to the other party that it has the authorization, power and right to deliver, execute and fully perform the obligations under this Agreement in accordance with its terms. The Employee represents and warrants to the Company that there is no restriction or limitation, by reason of this Agreement or otherwise, upon the Employee’s right or ability to enter into this Agreement and fulfill his obligations under this Agreement.

24.	Acknowledgment.

The Employee acknowledges that he has been given a reasonable period of time to study this Agreement before signing it.  The Employee certifies that he has fully read, has received an explanation of, and completely understands the terms, nature, and effect of this Agreement.  The Employee further acknowledges that he is executing this Agreement freely, knowingly, and voluntarily and that the Employee’s execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever.  In executing this Agreement, the Employee does not rely on any inducements, promises, or representations by the Company or any person other than the terms and conditions of this Agreement.

25.        Section 409A.

Notwithstanding anything to the contrary in this Agreement, the payment of consideration, compensation, and benefits pursuant to this Agreement shall be interpreted and administered in a manner intended to avoid the imposition of additional taxes under section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”). Notwithstanding any provision to the contrary in this Agreement or otherwise, no payment or distribution under this Agreement or otherwise that constitutes an item of “deferred compensation” under Section 409A and becomes payable by reason of the termination of the Employee’s employment hereunder shall be made to the Employee unless and until the termination of the Employee’s employment constitutes a “separation from service” (as such term is defined in Section 409A).

In addition, no such payment or distribution of deferred compensation shall be made to the Employee prior to the earlier of (a) the expiration of the six (6) month period (the “Six Month Period”) measured from the date of the Employee’s “separation from service” (as such term is defined in Section 409A), and (b) the date of the Employee’s death, if the Employee is deemed at the time of such separation from service to be a “specified employee” within the meaning of that term under Section 409A (the “Six Month Delay”) and if such delayed commencement is otherwise required to avoid an “additional tax” under section 409A(a)(1)(B) of the Code. All payments and benefits that are delayed pursuant to the immediately preceding sentence shall be paid to the Employee in a lump sum upon expiration of such six (6) month period (or if earlier, upon the Employee’s death).

Notwithstanding the foregoing provisions, to the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be “deferred compensation” subject to Section 409A and the Six Month Delay to the extent provided in the exceptions in Treasury Regulation section 1.409A-1(b)(4) and (b)(9) and any other applicable exception or provision under Section 409A.  Further, each individual installment payment that becomes payable under this Agreement and each payment of the Severance Pay or if applicable, the CIC Severance Pay shall be a “separate payment” under Section 409A.  Specifically, to the extent the provisions of Treasury Regulation section 1.409A-1(b)(9) are applicable to the Severance Pay or if applicable, the CIC Severance Pay, the portion of such severance pay set forth in respectively, subsection 7(a)(i) or subsection 7(e)(i) above that is less than the limit prescribed under Treasury Regulation section 1.409A-1(b)(9)(iii)(A) (or any successor provision) (the “Separation Pay Amount”) shall be payable to the Employee in the manner prescribed in subsection 7(a)(i) or subsection 7(e)(i), as applicable, without regard to the Six Month Delay.  Following the Six Month Delay, (1) to the extent applicable, the Employee shall receive a lump sum cash payment equal to the Severance Pay or CIC Severance Pay, as applicable, he otherwise would have received during the Six Month Period (absent the Six Month Delay) less the Separation Pay Amount and (2) the Employee shall receive the remainder of his Severance Pay or CIC Severance Pay, as applicable, in the manner prescribed by subsection 7(a) or subsection 7(e), as applicable.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

COMPANY:		EMPLOYEE:

By:		By:
	/s/ Douglas D. Dirks		/s/ William E. Yocke
	Name: Douglas D. Dirks Chief Executive Officer		Name: William E. Yocke

Appendix A

Perquisites

1. Automobile Allowance in the amount of $1,200.00 per month

2. Annual Executive Physical Examination as a part of the Company’s executive wellness program

3. Life Insurance as a part of the Company’s group life insurance program in an amount equal to three (3) times the Employee’s Base Salary